EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             WORLD WIDE VIDEO, INC.


     The undersigned President and Secretary of World Wide Video, Inc., a Colorado corporation (the "corporation") does hereby certify that:

         the Board of Directors of said corporation at a meeting duly convened or pursuant to an action by unanimous written consent, adopted resolutions to amend the original Articles of Incorporation, as follows:

         ARTICLE I shall be amended to change the name to Reva, Inc.

         ARTICLE IV is hereby amended as follows:

 Section 5."Reverse Stock Split. Each share of the Corporation's Common
Stock, no par value, issued and outstanding immediately prior to May 12, 2003 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock split"), into a fraction thereof of 1/16 of a share of the Corporation's outstanding Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the May 12, 2003 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the May 12, 2003, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the May 12, 2003, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law." No shareholder shall be reversed below 100 shares, and no shareholder owning less than 100 shares shall be reversed. Fractional interest shall be rounded up to next whole share.


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         At a duly called shareholders meeting, the proposed Amendments to the
Articles of Incorporation were presented to the shareholders for vote on April 14, 2003. A quorum of the common voting shares was present at the meeting, in person or by proxy. The number of common shares of the Corporation outstanding and entitled to vote on the amendments to the Articles of Incorporation was 99,992,941. The above amendments have been approved by a vote of a majority of stockholders attending a meeting entitled to vote thereon, pursuant to the Colorado Business Corporation Act, as amended, which is in effect currently. There were 122,781 shares of preferred stock issued and outstanding which did not vote on the name change but who could not have defeated it, since they only have one vote per share, and preferred shares had no right to vote on the reverse split of the common stock. The number of common shares voted for the amendments to the Articles of Incorporation were 33,853,662, and no shares were voted against the Amendments.


Dated: /s/April 18, 2003

WORLD WIDE VIDEO, INC.


By: /s/John Perry         By: /s/Frank Maas
       President                 Secretary